Exhibit 10.4

Trinseo S.A.

June 18, 2018

Mr. Angelo Chaclas

Subject:  Definition of Retirement for Equity Awards under 2014 Omnibus Incentive Plan

Dear Angelo:

This letter confirms the following definition of "Retirement" is applicable to all equity (Restricted Stock Units, Stock Options, Performance Award Stock Units) granted to you under Trinseo's 2014 Omnibus Incentive Plan in the event of an involuntary termination:

"Retirement" means a retirement from active Employment after the Optionee (in the case of Stock Options) or Grantee (in the case of Restricted Stock Units or Performance Award Stock Units) has attained age fifty-five (55) with at least eight (8) years  of continuous service with the Company.

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Trinseo S.A.

By:	/s/ Christopher D. Pappas

Name: Christopher D. Pappas
Title: Chief Executive Officer and President